Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2009, relating to the consolidated and combined financial statements of The Blackstone Group L.P. and subsidiaries (“Blackstone”), the statement of financial condition of Blackstone Management Group L.L.C., and the effectiveness of Blackstone’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Blackstone for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in this Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 2, 2009